Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS
BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE
THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

U.S.$100,000,000

CREDIT AGREEMENT

Dated as of April 22, 2025

Between

RIOT PLATFORMS, INC.

as Borrower

and

COINBASE CREDIT, INC.

as Lender, Collateral Agent and Administrative Agent

Table of Contents

		Page
Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.	Certain Defined Terms.	1
Section 1.02.	Computation of Time Periods	16
Section 1.03.	Terms Generally	16
Section 1.04.	Defaults and Blocking Events	17

Article II

AMOUNTS AND TERMS OF THE ADVANCE

Section 2.01.	The Loan.	17
Section 2.02.	Making the Loan	17
Section 2.03.	Repayment and Prepayment	18
Section 2.04.	Interest	19
Section 2.05.	Default Interest	20
Section 2.06.	Collateral Adjustments	20
Section 2.07.	Illegality	21
Section 2.08.	Payments and Computations	22
Section 2.09.	Taxes	22
Section 2.10.	Evidence of Debt	24
Section 2.11.	Proceeds of the Loan	24
Section 2.12.	Increased Costs and Increased Capital	24

Article III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01.	Conditions Precedent to Effectiveness of Section 2.01	25
Section 3.02.	Conditions Precedent to the Borrowing	27

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrower	28

Exhibits

Exhibit A -	Form of Promissory Note
Exhibit B -	Form of Notice of Borrowing
Exhibit C -	Form of Assignment and Acceptance
Exhibit D -	Form of Pledge and Collateral Account Control Agreement
Exhibit E -	Form of Compliance Certificate
Schedule 1 -	Authorized Borrower Contacts for Notices
Exhibit F -	Form of LTV Breach Notice
Exhibit G –	Form of Margin Funding Notice

CREDIT AGREEMENT

Dated as of April 22, 2025

between

Riot Platforms, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Borrower”), and Coinbase Credit, Inc. (“Coinbase Credit”), a corporation organized and existing under the laws of the State of Delaware, as Lender, Collateral Agent and Administrative Agent.

The Borrower has requested that the Lender extend credit to the Borrower, and the Lender is willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual LTV Ratio” means, at any time, the ratio (expressed as a percentage) of (a) the principal amount of the Loan outstanding at such time to (b) the Prevailing Market Value of the Collateral at such time.

“Additional Collateral” has the meaning given to it in Section 2.06(a)(i).

“Administrative Agent” means Coinbase Credit.

“Adverse Proceeding” means, with respect to any Person, any action, suit, proceeding, notice, demand, hearing (in each case, whether administrative, judicial or otherwise), investigation, inquiry or arbitration (whether or not purportedly on behalf of such Person or any of its Affiliates) at law or in equity, or before, by, or relating to any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of such Person or any of its Affiliates, threatened against or affecting such Person or any of its Affiliates or any property of such Person or any of its Affiliates.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 30% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S.), in each case, as amended from time to time, concerning or relating to bribery, money laundering or corruption, including, without limitation, the FCPA.

“Anti-Money Laundering Laws” means any Laws concerning or relating to money laundering, terrorist financing, or financial recordkeeping and reporting, including the Money Laundering Control Act of 1986 and the PATRIOT Act.

“Applicable Accounting Rules” means generally accepted accounting principles as in effect in the United States.

“Applicable Law” means, with respect to any Person, collectively, all international, foreign, federal, state, provincial, territorial and local laws, statutes, treaties, rules, guidelines, regulations, orders, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person.

“Applicable Margin” means (a) during any Second Deleveraging Trigger Period, 4.75% per annum and (b) otherwise, 4.50% per annum.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee of the Lender in substantially the form of Exhibit C hereto.

“Availability Period” means the period from (and including) the date of this Agreement to and including the date falling two calendar months after the date of this Agreement.

“Blocking Event” means:

(a)an Event of Default as provided in Section 6.01 has occurred and is continuing; or a Default has occurred and is continuing with respect to any Specified Event of Default;

(b)the Loan has become due and payable pursuant to Section 2.03, or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under a Loan Document or any combination of the foregoing) require repayment or prepayment of the Loan under Section 2.03 has occurred;

(c)the Lender has notified the Borrower that an event referred to in Section 2.07 has occurred;

(d)the Actual LTV Ratio is equal to or in excess of the Top Up LTV; or

(e)a Margin Funding Notice has been delivered pursuant to Section 2.06 but the required Additional Collateral has not been delivered by the deadline specified in such Section.

“Borrower Change of Control” means, at any time, any person or group of persons acting in concert:

(a)obtains the power to direct the management and policies of the Borrower through the ownership or holding of voting capital stock, by contract or otherwise;

(b)acquires or holds, whether directly or indirectly, all of the voting capital stock or issued capital stock of the Borrower; or

(c)has the power to appoint or remove all or a majority of the directors or other equivalent officers of the Borrower;

in each case, as determined by the Administrative Agent, acting reasonably, where “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate to obtain or consolidate control of the Borrower.

“Borrowing” means any borrowing made by the Borrower from the Lender on any Business Day as specified in Sections 2.01 and 2.02.

“BTC Financing” means any margin loan, derivative, synthetic derivative, exchangeable or convertible debt, stock loan, repo or other similar digital asset-related financing, hedging, preference share, monetization transaction or borrowing transaction (or any equivalent or combination of such transactions) entered into by the Borrower or any of its Affiliates that is collateralized by or secured over or otherwise entered into in respect of or relating to or by reference to Bitcoin (BTC).

“Business Day” means a day of the year (other than a Saturday or Sunday) on which banks are not required or authorized by law to close in New York City.

“Cash” means U.S. Dollars.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986 of the United States of America, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Coinbase Exchange” means Coinbase’s digital currency exchange platform.

“Collateral” has the meaning given to it in the Pledge and Collateral Account Control Agreement.

“Collateral Account” means an account with account number [***] opened in the name of the Borrower with the Custodian in New York pursuant to the Custody Agreement.

“Collateral Agent” means Coinbase Credit.

“Collateral Documents” means the Pledge and Collateral Account Control Agreement, the Custody Agreement and any other agreement or document that creates or purports to create or perfect a Lien on property of the Borrower in favor of the Collateral Agent.

“Commitment” means U.S.$100,000,000, to the extent not cancelled, reduced or transferred by the Lender under this Agreement.

“Confidential Information” means this Agreement (including any terms hereof), and any other information disclosed by Provider to Information Recipient in connection with this Agreement, including any information disclosed or obtained, either directly or indirectly, in writing, orally, visually, or by inspection of tangible objects, including, without limitation, research, product plans, products, services, equipment, customers, vendors, partners, markets, software, inventions (whether patentable or not), processes, designs, drawings, hardware configuration information, marketing and finance documents, prototypes, samples, computer programs, source code, object code, algorithms, formulas, ideas, internal performance results, schematics, policies, procedures and manuals, data sets, materials prepared for or on behalf of Provider by a third party in connection with this Agreement, and the personally identifiable information of any of Provider’s Representatives (as defined in Section 3 of the Mutual Nondisclosure Agreement), and all other information which should reasonably be expected to be held confidential, in all cases whether or not designated as “confidential” at the time of disclosure. Any information disclosed prior to the date hereof, but subsequently identified as “confidential,” shall be deemed Confidential Information hereunder.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with Applicable Accounting Rules.

“Constituent Documents” means (a) with respect to any Person, (i) if such other Person is a corporation, its articles of incorporation, amalgamation, arrangement or continuance and the bylaws (or equivalent or comparable constitutive documents with respect to such Person’s jurisdiction of organization), (ii) if such other Person is a limited liability company, the certificate of formation or articles of formation or organization and operating agreement, and (iii) if such other Person is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting capital stock or by contract or otherwise.

“Custodian” means Coinbase Custody Trust Company, LLC.

“Custody Agreement” means the Coinbase prime broker custody agreement dated December 16, 2024, between the Borrower and the Custodian, as amended or otherwise modified from time to time.

“Day Count Fraction” means, in respect of any early repayment or prepayment date, a number equal to the quotient of (i) the number of calendar days during the period commencing on such early repayment or prepayment date and ending on the six-month anniversary of the first Drawdown Date (or zero if there is no such period) divided by (ii) 365. If there is no calendar day that corresponds to the date that would otherwise be the six calendar month anniversary of the first Drawdown Date, the end date referred to in the foregoing clause (i) shall be the first day of the sixth calendar month following the calendar month that includes the date of such early repayment or prepayment date.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than sixty (60) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Applicable Accounting Rules, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of hedge agreements or repurchase agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both (in the case of an Insolvency Event, determined regard to any grace period specified in the definition thereof).

“Deleveraging Trigger Period” means any period (other than a Second Deleveraging Trigger Period, determined without regard to clause (ii) of the definition thereof) after the Effective Date from and including any day on which the Administrative Agent determines that the Prevailing Market Value of the Collateral is less than 70% of the Initial Prevailing Market Value to but excluding the first day thereafter when the Administrative Agent determines that the Prevailing Market Value of the Collateral is equal to or greater than the Initial Prevailing Market Value.

“Drawdown Date” means each date on which the Loan (or part thereof) is disbursed to the Borrower pursuant to Section 2.02(a).

“Early Termination Fee” means as of any determination date, an amount in U.S.$ calculated by the Administrative Agent equal to the product of (i) the principal amount of the Loan being repaid or prepaid, multiplied by (ii) the Applicable Margin, multiplied by (iii) the applicable Day Count Fraction.

“Early Repayment” has the meaning given to it in Section 2.03(b).

“Effective Date” has the meaning specified in Section 3.01.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower shall continue to be considered an ERISA Affiliate of the Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower and with respect to liabilities arising after such period for which Borrower could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against the Borrower or any of its ERISA Affiliates in connection with any Pension Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) with respect to any Pension Plan, the imposition of a Lien on the Borrower or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

“Event of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, capital taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes imposed on amounts payable to or for the account of the Recipient with respect to an applicable interest on a loan or commitment hereunder pursuant to a law in effect on the date on which the Recipient acquires an interest in such loan or commitment pursuant to an assignment or changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to the Recipient’s assignor immediately before the Recipient became a party to this Agreement or to the Recipient immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(f); and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, in respect of any day, “Federal Funds Target Rate – Upper Bound”, as published on Bloomberg page <FDTR Index> at 7:30 a.m. (New York City time) (or on any successor screen or page) or, if such rate is not available in respect of any day, such alternative rate as the Administrative Agent, acting in good faith and in a commercially reasonable manner, may determine is an appropriate replacement interest rate.

“Final Maturity Date” means the date that is 364 days after the date of this Agreement (the “Initial Final Maturity Date”), subject to extension in accordance with Section 2.03(a).

“Financial Statements” means, as of any relevant date and for any relevant period, as applicable, the Borrower’s balance sheet, income statement, cash flow statement, statement of sources and uses of fund and statement showing changes in equity and any exhibits and notes thereto, which shall be prepared in U.S. Dollars, in each case, all in accordance with Applicable Accounting Rules.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Collateral is subject to no Liens other than Permitted Liens.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, whether federal, state, provincial, territorial, local or foreign, including any supra-national bodies, any public international organizations, such as the World Bank and the IMF, and any other entity (private or public) charged with the regulation of the financial markets (including central banks).

“Hedging Costs” means any cost, loss or expense incurred by the Lender, following an Event of Default, as a result of establishing, terminating, liquidating, obtaining or re-establishing any hedge or related trading position in respect of its risks arising out of the Loan Documents in circumstances where the Collateral Agent is unable to liquidate, dispose of or otherwise realize Collateral in a timely manner, which costs, loss or expenses shall be set forth in reasonable detail in a notice from the Lender to the Borrower.

“Improper Payment” has the meaning given to it in Section 4.01(s)(iii).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Recipient” means (a) in relation to any Confidential Information provided by the Borrower or any of its Affiliates, any of the Lender, Collateral Agent and Administrative Agent that (directly or indirectly) received such Confidential Information and (b) in relation to any Confidential Information provided by the Lender, Collateral Agent or Administrative Agent or any of their respective Affiliates, any of the Borrower and its Affiliates that (directly or indirectly) received such Confidential Information.

“Initial Final Maturity Date “ has the meaning given to such term in the definition of “Final Maturity Date”.

“Initial LTV” means, during any period specified in the LTV Table, the applicable percentage set forth opposite “Initial LTV” in such table for such period.

“Initial Prevailing Market Value” means the Prevailing Market Value of the Collateral as of 9:00 a.m. (New York City Time) on the Effective Date.

“Insolvency Event” means, with respect to any Person, such Person shall (i) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or (ii) make a general assignment for the benefit of creditors; or any proceeding shall be initiated or instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors (including proceedings under the United States Bankruptcy Code and provisions of corporate statutes that provide for a stay of proceedings), or seeking the entry of an order for relief or stay, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding initiated or instituted against it (but not initiated or instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) or more days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) take any corporate action to authorize any of the foregoing.

“Interest Period” means the period commencing on the first Drawdown Date to and excluding the first day of the calendar month falling immediately after such Drawdown Date and, thereafter, each subsequent one (1) calendar-month period commencing on the first day of such calendar month; provided, however, that, if the Maturity Date would otherwise occur during an Interest Period, such Interest Period shall end on the Maturity Date.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility charged with the enforcement, interpretation or administration thereof, and all applicable Orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility, in each case whether or not having the force of law.

“Lender” means Coinbase Credit, Inc. or any Person that shall become a party hereto pursuant to Section 7.06.

“Lending Office” means the office of the initial Lender specified as its “Lending Office” opposite its name on the signature pages below, and with respect to any other Lender, the office of such Lender specified as its “Lending Office” in the Assignment and Acceptance pursuant to which such Lender became a Lender, or such other office of the Lender as the Lender may from time to time specify to the Administrative Agent.

“Lien” means any lien, mortgage, pledge, charge or other security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidation LTV” means, during any period specified in the LTV Table, the applicable percentage set forth opposite “Liquidation LTV” in such table for such period.

“Loan” means the multiple drawdown term loan facility made available under this Agreement and described in Section 2.01(a) below.

“Loan Document” means any of (a) this Agreement, (b) the Promissory Note, (c) the Collateral Documents and (d) all other documents, certificates, instruments or agreements executed and delivered by or on behalf of the Borrower for the benefit of any Agent or the Lender in connection herewith on or after the date hereof.

“LTV Breach Notice” means a notice delivered upon the Actual LTV Ratio being equal to or in excess of the Liquidation LTV pursuant to Section 2.03(h), substantially in the form of Exhibit F.

“LTV Table” means the following table:

	Other than during any Deleveraging Trigger Period or Second Deleveraging Trigger Period	During any Deleveraging Trigger Period	During any Second Deleveraging Trigger Period
Liquidation LTV	80%	75%	70%
Top Up LTV	70%	65%	60%
Initial LTV	60%	55%	50%
Release LTV	50%	45%	40%

“Margin Funding Deadline” means, with respect to any Margin Funding Notice delivered pursuant to Section 2.06(a)(i) hereof or any Subsequent Margin Funding Notice delivered pursuant to Section 2.06(a)(ii), in each case, no later than the time falling twenty-four (24) hours after such Margin Funding Notice or Subsequent Margin Funding Notice (as applicable) is received by the Borrower or, if such time falls on a day that is not a Business Day, the same time on the next Business Day to occur after such Margin Funding Notice or Subsequent Margin Funding Notice (as applicable) is received by the Borrower.

“Margin Funding Notice” means a notice delivered by the Administrative Agent pursuant to Section 2.06(a)(i), substantially in the form of Exhibit G.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lender under any Loan Document, (c) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, (d) the legality, validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender, the Administrative Agent or the Collateral Agent thereunder, or (e) the priority or perfection of any Lien granted or purported to be granted under any Collateral Document.

“Maturity Date” means the earliest of: (i) the Final Maturity Date, (ii) the date on which an Early Repayment occurs pursuant to Section 2.03(b) after which the outstanding principal amount of the Loan has been reduced to zero, and (iii) the date on which the Loan becomes due and payable following the occurrence of a Default or an Event of Default or pursuant to Section 2.03(c), Section 2.03(d), Section 2.03(f), Section 2.07 or Section 2.12 or otherwise pursuant to this Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA that is contributed to or required to be contributed to by the Borrower or any of its ERISA Affiliates.

“Mutual Nondisclosure Agreement” means that certain mutual nondisclosure agreement dated as of January 26, 2023, by and between the Borrower and Coinbase, Inc., a Delaware corporation.

“Notice of Borrowing” has the meaning specified in Section 2.02(b).

“Obligations” means all obligations of every nature of the Borrower, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any order, writ, judgment, injunction, decision, decree, edict, stipulation, ruling, subpoena, verdict, determination or award, whether preliminary or final, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.

“Original Financial Statements” means the Financial Statements of the Borrower which comprise (a) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ending on December 31, 2024, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the Borrower’s fiscal year then ended and (b) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of December 31, 2023 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards as in effect in the United States (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Rules consistently applied.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning given to it in Section 7.06(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III or Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is sponsored, maintained or contributed to, or required to be contributed to, by the Borrower or any of its ERISA Affiliates (other than a Multiemployer Plan) and is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Liens” means the Liens permitted under this Agreement pursuant to Section 5.02(a)(i) through (iv).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof, or any other entity.

“Pledge and Collateral Account Control Agreement” means the agreement dated on or about the date hereof between the Borrower, the Custodian and the Collateral Agent in respect of and creating, inter alia, a Lien over the Collateral Account.

“Prepayment Deadline” means, with respect to any LTV Breach Notice, no later than the time falling twenty-four (24) hours after such LTV Breach Notice is received by the Borrower or, if such time falls on a day that is not a Business Day, the same time on the next Business Day to occur after such LTV Breach Notice is received by the Borrower.

“Prevailing Market Value” means (a) with respect to Bitcoin (BTC), the price of Bitcoin (BTC) as determined by the Administrative Agent by reference to executed transactions on a trading platform registered with and regulated by the New York Department of Financial Services as selected by the Administrative Agent in its sole and absolute discretion and (b) with respect to any other Collateral, zero.

“Promissory Note” means the promissory note of the Borrower payable to the Lender, in the form of Exhibit A hereto, evidencing the aggregate outstanding amount of principal and accrued but unpaid interest owing by the Borrower to the Lender resulting from the Loan made by the Lender.

“Provider” means (a) in relation to any Confidential Information provided to the Borrower or any of its Affiliates, the Lender, Collateral Agent or Administrative Agent that disclosed or may disclose such Confidential Information and (b) in relation to any Confidential Information provided to the Lender, Collateral Agent or Administrative Agent or any of their respective Affiliates, the Borrower or any of its Affiliates that disclosed or may disclose such Confidential Information.

“Recipient” means the Administrative Agent or the Lender.

“Register” has the meaning given to it in Section 7.06(a).

“Release LTV” means, during any period specified in the LTV Table, the applicable percentage set forth opposite “Release LTV” in such table for such period.

“Release Request Notice” has the meaning given to it in Section 2.06(b)(ii).

“Relevant Jurisdiction” means, in respect of any person:

(a)its jurisdiction of incorporation or, if not incorporated, the jurisdiction under whose laws it is established;

(b)any jurisdiction where any asset subject to or intended to be subject to the Lien to be created by the Collateral Documents is situated or any jurisdiction the laws of which are the governing law of such asset;

(c)in the case of the Borrower, any jurisdiction where the Borrower conducts its business; and

(d)each jurisdiction whose laws govern a Loan Document to which it is party or the creation or granting of any Collateral Documents entered into by it or the perfection of any Lien.

“Restricted Party” means any Person that is, or any Person directly or indirectly owned or controlled by, or acting on behalf of any Person that is: (i) listed on any Sanctions List; (ii) resident, operating, located, or organized under the laws of any Sanctioned Jurisdiction; (iii) a government of any Sanctioned Jurisdiction; or (iv) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by that Sanctions Authority from engaging in trade, business, or other activities).

“Risk Transfer” means the entry into one or more hedging, risk participation, derivative or similar transactions (howsoever described or documented).

“Sanctioned Jurisdiction” means, at any time, a country, a territory or region that is, or whose government is, the subject or target of any Sanctions.

“Sanctions” means economic, trade or financial sanctions, requirements or embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States (including, without limitation, OFAC and the U.S. Department of State), the United Kingdom (including, without limitation, His Majesty’s Treasury), the European Union and any EU member state, the United Nations Security Council, and any other relevant sanctions authority.

“Sanctions List” means any list maintained by, or public announcement of Sanctions designation made by, any Sanctions Authorities, including but not limited to the List of Specially Designated Nationals and Blocked Persons and the Sectoral Sanctions Identifications Lists maintained by OFAC, the Consolidated United Nations Security Council Sanctions List, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury and the European Union’s lists of restrictive measures against persons and entities issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency responsible for the administration and enforcement of the Exchange Act.

“Second Deleveraging Trigger Period” means any period after the Effective Date from and including any day on which the Administrative Agent determines that the Prevailing Market Value of the Collateral is less than 50% of the Initial Prevailing Market Value to but excluding the first day thereafter when the Administrative Agent determines that (i) the Prevailing Market Value of the Collateral is equal to or greater than the Initial Prevailing Market Value or (ii) a Deleveraging Trigger Period is in effect.

“Secured Parties” has the meaning assigned to that term in the Pledge and Collateral Account Control Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means any of:

(1) Section 6.01(d)(ii) (but solely in respect of any of the following subsections of Section 5.01: (b), (e), (g), (j) and (k)(i));

(2) Section 6.01(e);

(3) 6.01(f) (without regard to any grace period specified in the definition of “Insolvency Event”);

(4) Section 6.01(j);

(5) Section 6.01(k) (but solely in respect of any assertion or statement of the Borrower referred to therein); and

(6) 6.01(m).

“Subsequent Margin Funding Notice” has the meaning given in Section 2.06(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that

Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including, without limitation, backup withholding and value-added tax), assessments, fees or other charges imposed by any Governmental Authority, irrespective of the manner in which they are collected or assessed, including any interest, additions to tax or penalties applicable thereto.

“Top Up LTV” means, during any period specified in the LTV Table, the applicable percentage set forth opposite “Top Up LTV” in such table for such period.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unenforceability Event” has the meaning given in Section 2.03(d).

“United States” or “U.S.” means the United States of America.

“U.S. Dollars”, “U.S.$”, “Dollars”, “USD” and “$” means the lawful currency of the United States.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.02.Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” and the words “to” and “until” each mean “to but excluding.”

Section 1.03.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to an obligation of any Person (other than the Borrower) within any covenant of the Borrower contained in Article V shall be construed as an obligation of the Borrower to procure that such Person(s) comply with such obligation and any failure by such Person(s) to comply with any such obligation shall constitute a breach by the Borrower of the applicable covenant.

Section 1.04.Defaults and Blocking Events. A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived. An Event of Default is “continuing” if it has not been waived in writing by the Lender or the Lender and Borrower have not agreed in writing that such event is no longer continuing. A Blocking Event is “continuing” if any event or circumstance set out in any paragraph of the definition thereof has occurred and the circumstances set out therein continue to apply.

Article II

AMOUNTS AND TERMS OF THE ADVANCE

Section 2.01.The Loan.

(a)The Lender agrees, on the terms and conditions set forth herein, to make available to the Borrower a multiple drawdown term loan facility in U.S.$ in an aggregate principal amount up to the Commitment and which shall be available for drawing during the Availability Period.

(b)Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

(c)The Lender’s Commitment shall automatically and permanently expire at the close of business (New York City time) on the last day of the Availability Period.

Section 2.02.Making the Loan.

(a)The Borrowings of the Loan may be made during the Availability Period in up to three separate disbursements of the Loan in an aggregate principal amount for all such Borrowings up to the Commitment.

(b)Each disbursement of the Loan (or part thereof) shall be made in a minimum amount of U.S.$5,000,000 on notice given not later than 11:00 a.m. (New York City time) one (1) Business Day prior to the date of the proposed Borrowing, by the Borrower to the Lender. Each notice of Borrowing (a “Notice of Borrowing”) shall be in writing, by e-mail, in substantially the form of Exhibit B hereto, specifying therein the requested date of the Borrowing (which shall be a Business Day). Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make the proceeds of any Borrowing available to the Borrower in an account designated by the Borrower in the Notice of Borrowing.

(c)A Notice of Borrowing, once given, shall be irrevocable and binding on the Borrower.

Section 2.03.Repayment and Prepayment.

(a)Unless a prepayment of the entire outstanding principal amount of the Loan has previously occurred, the Borrower shall repay to the Lender the entire outstanding principal amount of the Loan on the Final Maturity Date, provided that the Borrower may request that the Final Maturity Date be extended by an additional 364 days by way of a notice of such election delivered to the Lender no later than ninety (90) days prior to the Initial Final Maturity Date and the Lender may, in its sole and absolute discretion, consent to such request, following which consent (but not otherwise) the Final Maturity Date shall be so extended.

(b)At any time and from time to time the Borrower may voluntarily prepay any outstanding Loan in whole or in part, but if in part, subject to a minimum prepayment amount of U.S.$5,000,000, by sending a notice to the Administrative Agent at least two (2) Business Days prior to the day of such prepayment (an “Early Repayment”), which notice shall state the proposed date and principal amount of such prepayment. No Early Termination Fee shall be payable to the extent the Borrower makes a voluntary prepayment under this Section 2.03(b) within 24 hours after the commencement of a Deleveraging Trigger Period, but only to the extent that such prepayment is made to end such Deleveraging Trigger Period as provided in the definition thereof.

(c)If a Borrower Change of Control has occurred and is continuing, the Lender shall give notice thereof to the Borrower, and the Borrower shall within one (1) Business Day prepay in full the entire outstanding principal amount of the Loan. No Early Termination Fee shall be payable if the Borrower prepays in full the entire outstanding principal amount of the Loan as provided in this Section 2.03(c).

(d)If the Liens on the Collateral created under the Collateral Documents cease to be enforceable first priority Liens in favor of the Collateral Agent (except to the extent expressly permitted thereunder) (“Unenforceability Event”), the Lender may give notice thereof to the Borrower, and the Borrower shall on the date of receipt of such notice prepay in full the entire outstanding principal amount of the Loan.

(e)The Borrower may voluntarily prepay the outstanding principal amount of the Loan in whole at any time without prior notice within thirty (30) days after the occurrence of (i) the Custodian failing to maintain its registration in good standing with the New York Department of Financial Services, (ii) the Administrative Agent, the Collateral Agent, the Lender or the Custodian ceasing, or announcing its intention to cease, conducting business in the State of New York or (iii) an Insolvency Event occurs with respect to the Administrative Agent, the Collateral Agent, the Lender or the Custodian. No Early Termination Fee shall be payable if the Borrower prepays in full the entire outstanding principal amount of the Loan as provided in this Section 2.03(e).

(f)If at any time (whether or not it is a Business Day or within normal business hours) the Actual LTV Ratio is equal to or in excess of the Liquidation LTV, the Administrative Agent may deliver an “LTV Breach Notice” to the Borrower (which may be by e-mail), with a copy to each party hereto and the Borrower shall, by the Prepayment Deadline, prepay in full the entire outstanding principal amount of the Loan. No Early Termination Fee shall be payable if the

Borrower prepays in full the entire outstanding principal amount of the Loan as provided in this Section 2.03(f).

(g)[Reserved]

(h)On the first Drawdown Date, the Borrower shall pay to the Lender by way of upfront fee, an amount equal to 1.00% of the Commitment (being U.S.$1,000,000). Such amount may be netted against and deducted from the Borrowing of the Loan on such Drawdown Date and the Lender shall only be obliged to advance the resulting net amount in respect of such Borrowing.

(i)If the Loan is to be repaid or prepaid by the Borrower at any time prior to the Final Maturity Date, any such repayment or prepayment shall be made on a Business Day and shall be accompanied by payment of accrued interest together with, if applicable pursuant to Section 2.03(j) below, the Early Termination Fee, all as provided in Section 2.04. The parties agree that any Early Termination Fee payable hereunder is intended to compensate the Lender for lost anticipated profits as a result of such early repayment or prepayment and shall not be considered as a penalty.

(j)If the Loan is repaid or prepaid (in whole or in part) by the Borrower at any time prior to the Final Maturity Date, the prepayment shall be accompanied by an amount equal to the Early Termination Fee; provided no payment of the Early Termination Fee shall be required to the extent expressly provided in Sections 2.03(b), 2.03(c), 2.03(e), 2.03(f), 2.07 and 2.12(d).

Section 2.04.Interest; Payment of Interest and Other Amounts.

(a)The Borrower shall pay interest on the outstanding principal amount of the Loan owing to the Lender, for each day during the period from the first Drawdown Date until the entire outstanding principal amount of the Loan shall be paid in full, at a rate per annum equal to the sum of (x) the greater of (i) Federal Funds Rate for such day and (ii) 3.25% plus (y) the Applicable Margin.

(b)All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Federal Funds Rate for any day shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(c)Interest accrued hereunder shall be payable (i) in arrears on the day falling five (5) Business Days after the last day of each Interest Period, (ii) in arrears on the date on which the Loan or any portion thereof shall be paid or prepaid (but only on the amount or portion thereof paid or prepaid) and (iii) on any date specified for payment of interest accruing at the Default Rate pursuant to Section 2.05.

(d)Any Early Termination Fee payable pursuant to Section 2.03(j) shall be payable on the date on which the related principal of the Loan is paid in full or in part.

(e)Except to the extent otherwise expressly provided herein or in any other Loan Document, any amount (other than principal, interest or any Early Termination Fee) owing by the Borrower shall be payable promptly following (and in any event not more than five (5) Business Days after) demand therefor made to the Borrower by the Lender or any Agent.

Section 2.05.Default Interest.

(a)(i) If the Borrower fails to pay any principal of, or any interest on, the Loan, or make any other payment of other amounts under this Agreement or any Loan Document, in each case, when the same becomes due and payable or (ii) upon the occurrence and during the continuance of any Event of Default, the Lender may require the Borrower to pay interest (“Default Interest”) on (x) the outstanding principal amount of the Loan owing to the Lender and (y) the amount of any interest, fee or other amount payable hereunder, in each case, that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the outstanding principal amount of the Loan pursuant to Section 2.04 above (or, if there is no outstanding principal amount of the Loan, on principal of the Loan if such principal were outstanding); provided, however, that following acceleration of the Loan pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Lender.

Section 2.06.Collateral Adjustments.

(a)Margin Demands.

(i)If the Actual LTV Ratio is on any Business Day equal to or in excess of the Top Up LTV (a “Margin Call Event”), the Administrative Agent may, within (2) Business Days following the Margin Call Event, deliver a Margin Funding Notice to the Borrower (which may be by e-mail), and the Borrower shall, by the Margin Funding Deadline (which shall be set forth in such Margin Funding Notice and which shall in any event be one (1) Business Day after the date of delivery of such Margin Funding Notice), satisfy such Margin Funding Notice by depositing additional Collateral (“Additional Collateral”) to the Collateral Account. The amount of Additional Collateral set forth in the Margin Funding Notice shall be determined by the Administrative Agent such that, after taking into account the required Additional Collateral, the Actual LTV Ratio as of the date of the Margin Call Event is equal to the Initial LTV.

(ii)No more than one Margin Funding Notice shall be permitted on any calendar day for which a margin demand may be made pursuant to Section 2.06(a)(i) above, provided that if a subsequent Margin Funding Notice is issued on a calendar day in respect of Section 2.06(a)(i) (a “Subsequent Margin Funding Notice”), such Subsequent Margin Funding Notice shall supersede the previous Margin Funding Notice and the Borrower shall accordingly satisfy the Subsequent Margin Funding Notice by the Margin Funding Deadline set forth in such Subsequent Margin Funding Notice.

(b)Margin Release.

(i)If (A) at any time the Actual LTV Ratio is less than or equal to the Release LTV for at least two (2) consecutive Business Days and (B) so long as immediately before and after giving effect thereto no Blocking Event shall have occurred and then be continuing, the Borrower may, by written notice to Collateral Agent (with a copy to each other party hereto) (such notice, a “Release

Request Notice”) (which notice shall be deemed to be a certification from the Borrower that the foregoing requirements are satisfied), request that the Collateral Agent direct the Custodian to release a portion of the Additional Collateral. Upon receipt of any Release Request Notice, the Administrative Agent shall provide to the Collateral Agent a real-time calculation of the Actual LTV Ratio;

(ii)if the Actual LTV Ratio in such real-time calculation is no longer less than or equal to the Release LTV, the Collateral Agent shall notify the Borrower with a copy to each other party hereto, that the Release Request Notice is denied at such time; and

(iii)if the Actual LTV Ratio in such real-time calculation is at such time less than or equal to the Release LTV, the Collateral Agent shall instruct the Custodian to transfer Collateral from the Collateral Account as directed by the Borrower in an amount such that after giving effect to such requested release the Actual LTV Ratio as determined by such real-time calculation equals the Initial LTV, which transfer shall be initiated, in the case of a Release Request Notice delivered prior to 2:00 p.m. (New York City time), no later than 5:00 p.m. (New York City time) on the same day as such Release Request Notice is received and, otherwise, by 12:00 p.m. (New York City time) on the next calendar day. No more than one Release Request Notice shall be permitted on any calendar day.

(c)In connection with any release of Collateral pursuant to Section 2.06(b) hereof, following transfer of all such released Collateral from the Collateral Account as directed by the Borrower, the Collateral Agent shall be deemed to release and transfer to the Borrower without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under such released Collateral, and such portion of Collateral so transferred shall be automatically released from all Liens granted to the Collateral Agent under the Pledge and Collateral Account Control Agreement without further action by any Person.

Section 2.07.Illegality. Notwithstanding any other provision of this Agreement, if (a) the Lender determines that a Change in Law has made it unlawful, or (b) any central bank or other Governmental Authority asserts that it is unlawful (in the case of this clause (b), other than as set forth in an Adverse Proceeding against the Lender brought by any Governmental Authority successfully asserting that such unlawfulness results from a violation by the Lender of Applicable Law as in effect on the date of this Agreement (other than Regulation T, Regulation U or Regulation X of the Board of Governors)) for the Lender or its Lending Office to perform its obligations hereunder to make the Loan or to fund or maintain the Loan to be made by it hereunder, or any Governmental Authority has imposed material restrictions or there exists any condition that has the effect of making it illegal, impossible or impracticable for, or has the effect of prohibiting, restricting or materially delaying the ability of, the Lender to purchase, hold, receive, sell, freely transfer or remain the owner of any Collateral or any amount received in respect thereof, the Lender shall forthwith give notice thereof to the Borrower, whereupon (a) until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make the Loan shall be suspended and (b) if the Lender shall so request in such notice, the Borrower shall immediately prepay in full the entire outstanding principal amount of the Loan. No Early Termination Fee shall be payable if the Borrower prepays in full the entire outstanding principal amount of the Loan as provided in clause (b) of the penultimate sentence of this Section 2.07.

Section 2.08.Payments and Computations.

(a)The Borrower shall make each payment hereunder and under the Promissory Note in U.S. Dollars, irrespective of any right of counterclaim or set-off, not later than 4:00 p.m. (New York City time) on the day when due in freely transferable lawful money of the United States of America to the Lender to such account as the Lender shall from time to time specify by written notice to the Borrower at least five (5) Business Days prior to a payment date hereunder.

(b)The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder or under the Promissory Note held by the Lender, to charge from time to time against any or all of the Borrower’s accounts with the Lender or any of its Affiliates any amount so due. The Lender shall promptly notify the Borrower following the occurrence of any such charge.

(c)Whenever any payment hereunder or under the Promissory Note shall be stated to be due on a day other than a Business Day (except where such payment is explicitly required to be made on any calendar day including non-Business Days), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

Section 2.09.Taxes.

(a)Defined Terms. For purposes of this Section 2.09, the term “applicable law” or “Applicable Law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. A certificate as to the amount and basis of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.09, the Borrower shall deliver to the Lender, by email as provided in Section 7.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)Status of Lender. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such documents or other certifications, appropriately completed and executed, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender. Without limiting the generality of the foregoing, (i) any Lender that is a “United States Person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and (ii) any Lender that is not a “United States Person” (as defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), (A) executed copies of whichever of the following is applicable: IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP, and IRS Form W-8IMY, and, in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (B) such documentation, if a payment made to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), prescribed by applicable law (including under Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.

(h)Survival. Each party’s obligations under this Section 2.09 shall survive any assignment of rights by, or the replacement of, a Lender any Agent, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.10.Evidence of Debt.

(a)The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder in respect of the Loan. The Borrower shall execute and deliver to the Lender a Promissory Note payable to the Lender in a principal amount up to the Commitment of the Lender as specified in Section 2.01.

(b)Entries made in good faith by the Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.11.Proceeds of the Loan. The proceeds of the Loan shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower.

Section 2.12.Increased Costs and Increased Capital.

(a)Increased Costs Generally. If any Change in Law shall:

(i)subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loan made by the Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining the Loan or of maintaining its obligation to make the Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, the Borrower will from time to time, upon reasonable request and reasonable prior notice by the Lender, pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive and binding for all purposes, absent manifest error. Unless the Borrower repays the Loan in full within such thirty (30) day period in accordance with Section 2.12(d), the Borrower shall pay the Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(c)Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)No Early Termination Fee shall be payable if the Borrower prepays in full the entire outstanding principal amount of the Loan as provided in this Section 2.12 within thirty (30) days following receipt of the certificate described in paragraph (b) above.

(e)If the Borrower repays or prepays the Loan after the thirty (30) day period described in paragraph (d) above, the prepayment shall be accompanied by an amount equal to the Early Termination Fee.

Article III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01.Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained and shall remain in effect (and evidence thereof in form and substance reasonably satisfactory to the Lender shall be delivered from any Governmental Authority), and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(b)On the Effective Date, the following statements shall be true and the Lender shall have received certificates signed by duly authorized officers of the Borrower, dated the Effective Date, stating that:

(i)the representations and warranties of the Borrower contained in Section 4.01 and in each other Loan Document are true and correct in all material respects on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representation and warranties shall have been true and correct in all material respects on such earlier date;

(ii)there shall exist no Adverse Proceeding that could be reasonably likely to have a Material Adverse Effect; and

(iii)no event has occurred and is continuing, or would result from any proposed Borrowing or from the application of the proceeds therefrom, that constitutes or would constitute a Default.

(c)The Lender shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Lender:

(i)a copy of the Loan Documents duly executed by the parties thereto and any other document relating to any asset which is the subject of the Pledge and Collateral Account Control Agreement as the Lender requires in writing;

(ii)the Constituent Documents of the Borrower as in effect on the Effective Date;

(iii)all documents evidencing necessary corporate action (including certified copies of resolutions and delegations of signing authority) and governmental approvals, if any, with respect to this Agreement and the other Loan Documents to which the Borrower is a party;

(iv)certificates of an authorized officer or attorney-in fact of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to which it is a party and the other documents to be delivered hereunder;

(v)unless otherwise publicly available, a copy of the Original Financial Statements; and

(vi)favorable opinions of Greenberg Traurig, LLP, special New York counsel to the Borrower.

(d)The Borrower shall have notified the Lender in writing as to the proposed Effective Date.

(e)All documentation and other information required by the Lender under applicable “know your customer” and anti-money laundering rules, regulations and policies, requested (at least five (5) Business Days prior to the Effective Date) by the Lender shall have been received by the Lender.

Section 3.02.Conditions Precedent to each Borrowing. The obligation of the Lender to make the Loan on the occasion of a Borrowing on or after the Effective Date shall be subject to the condition precedent that the Effective Date shall have occurred and on the date of such Borrowing:

(a)The following statements shall be true (and each of the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by the Borrower that on the date of the Borrowing such statements are true):

(i)the representations and warranties of the Borrower contained in Section 4.01 and in each other Loan Document are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on each earlier date);

(ii)there shall exist no Adverse Proceeding that could be reasonably likely to have a Material Adverse Effect; and

(iii)no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

(b)The Collateral Agent (for the benefit of the Secured Parties) shall have obtained a valid and perfected first priority (other than Permitted Liens) lien on and security interest in the Collateral and the Borrower shall have executed or authorized the Collateral Agent to execute, as applicable, and delivered UCC financing statements, and any other financing statements or other registrations or filings under any personal property security legislation of any other jurisdiction as may be reasonably required by the Administrative Agent, to the Administrative Agent.

(c)The Borrower shall have notified the Lender in writing as to the proposed Drawdown Date in respect of such Borrowing and shall have delivered to the Lender a duly executed Notice of Borrowing in respect of such Borrowing.

(d)On or prior to the date of the proposed Borrowing, there shall be credited to the Collateral Account Collateral with a sufficient aggregate Prevailing Market Value to cause the Actual LTV Ratio (computed after giving effect to the proposed Borrowing) to be less than or equal to the Initial LTV.

(e)The Lender shall have received the Promissory Note made and duly executed by the Borrower payable to the Lender in the amount of the Loan.

(f)The Borrower shall have paid all applicable, documented and reasonable fees and expenses of the Lender and the Custodian for which invoices have been presented at least one Business Day prior to the applicable Drawdown Date or such later date to which the Borrower and the Lender may agree (including the documented and reasonable fees, costs and expenses of legal counsel to the Lender and the Custodian); provided that the Borrower shall not be required to pay an amount in aggregate in excess of U.S.$50,000 in respect of such fees and expenses.

(g)The Lender shall have received such other information, approvals, opinions or documents as the Lender may reasonably request.

(h)No Blocking Event shall be continuing or would result from the proposed Loan.

(i)The Lender shall have received the results of lien searches with respect to the Borrower, such results being satisfactory to the Lender.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.Representations and Warranties of the Borrower. In order to induce the Agents and the Lender to enter into this Agreement, the Borrower represents and warrants to each Agent and the Lender, on the Effective Date, the date of this Agreement and each other date provided under this Agreement or the other Loan Documents on which such representations and warranties are required to be (or deemed to be) made (unless such representation is only made as of a specific date set forth below), that:

(a)Organization; Requisite Power and Authority; Qualification. It (i) is duly organized, validly existing and in good standing under the laws of the Relevant Jurisdiction, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in the case of paragraphs (ii) and (iii), where such failure would not reasonably be expected to result in a Material Adverse Effect.

(b)Due Authorization. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of the Borrower.

(c)No Conflict. The execution, delivery and performance by it of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to it, (B) any of its Constituent Documents or (C) any order, judgment or decree of any court or other agency of government binding on it; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation; (iii) result in or require the creation or imposition of any Lien upon any portion of the Collateral (other than any Liens created under any of the Loan Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (iv) require any approval of its stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation, except for such approvals or consents which will be obtained on or before the Effective Date and except, in each case (other than paragraph (i)(B)), where such violation, conflict or other failure would not reasonably be expected to result in a Material Adverse Effect.

(d)Governmental Consents. The execution, delivery and performance by it of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Effective Date or such filings and recordings the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect.

(e)Binding Obligation. This Agreement has been, and the other Loan Documents (other than the Promissory Note) to which it is a party have been, and the Promissory Note when delivered hereunder will have been, duly executed and delivered by it. This Agreement and other Loan Documents (other than the Promissory Note) are, and the Promissory Note when delivered hereunder will be, the legal, valid and binding obligation of it, enforceable against it in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, receivership or moratorium laws.

(f)No Material Adverse Effect. Since December 31, 2024, no event, circumstance or change has occurred that has caused or evidences, or would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(g)No Material Adverse Change. Since December 31, 2024, there has been no Material Adverse Change.

(h)Adverse Proceedings, Etc. There are no Adverse Proceedings with respect to it, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. It (i) is not in violation of any Applicable Laws and (ii) is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except, in each case, where such violation or default would not reasonably be expected to result in a Material Adverse Effect.

(i)Insolvency. No corporate action, legal proceeding or other procedure or step referred to in the definition of “Insolvency” has been taken or threatened in relation to the Borrower or any of the Borrower’s Subsidiaries; and none of the circumstances described in the definition of “Insolvency Event” applies to the Borrower or any of the Borrower’s Subsidiaries.

(j)Payment of Taxes. All of its Tax returns and reports required to be filed by it have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon it and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except (i) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with Applicable Accounting Rules or (ii) to the extent that failure to file such returns or make payments would not reasonably be expected to have a Material Adverse Effect.

(k)No stamp taxes. Under the laws of its Relevant Jurisdiction, it is not necessary that any stamp, registration, notarial or similar Taxes or Other Taxes or fees be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents except in relation to filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, which filing and/or recordation shall be made and the related stamp, registration, notarial or similar Taxes or Other Taxes or fees paid, in each case, promptly after the date of the relevant Loan Document.

(l)No Liens, Etc. The Collateral and each part thereof is owned by the Borrower free and clear of any Lien or restrictions on transferability (other than Permitted Liens), and the Borrower has the full right, power and lawful authority to pledge and grant a first priority security interest, subject to Permitted Liens, in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and upon the execution and delivery of Collateral Documents on the Effective Date, Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, First Priority Lien in such Collateral, free and clear of any Lien or restrictions on transferability (other than Permitted Liens). The Borrower has not pledged, assigned, sold, granted a security interest (other than Permitted Liens) in or otherwise conveyed any of the Collateral and no effective financing statement or other instrument similar in effect naming or purportedly naming Borrower or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of Collateral Agent as “Secured Party” pursuant to the Pledge and Collateral Account Control Agreement.

(m)No Defaults. It is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, except where such default would not reasonably be expected to result in a Material Adverse Effect.

(n)Investment Company Act. It is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940.

(o)Federal Reserve Regulations; Exchange Act. No portion of the proceeds of the Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause the Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors.

(p)Eligible Contract Participant. It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act.

(q)Solvency. As of any Drawdown Date, it is Solvent and it will not become insolvent after giving effect to the transactions contemplated by the Loan Documents.

(r)Compliance with Statutes, Etc. It is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except where such non- compliance would not reasonably be expected to result in a Material Adverse Effect.

(s)Anti-Corruption Laws and Anti-Money Laundering Laws.

(i)The Borrower, its Subsidiaries and their respective directors and officers, employees, representatives, and agents are, and at all times have been, in compliance in all material respects with Anti-Money Laundering Laws.

(ii)The Borrower, its Subsidiaries and their respective directors, officers, employees, representatives and agents are, and have at all times been, in compliance in all material respects with Anti-Corruption Laws.

(iii)Neither the Borrower nor any Subsidiary nor any of their respective directors, officers, employees, representatives or agents have directly or indirectly: (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to any political activity; or (ii) made, offered to make, promised to make or otherwise authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization or to any other Person in order to obtain, retain or direct business or obtain any improper advantage ((i)-(ii), an “Improper Payment”).

(iv)Neither the Borrower nor any Subsidiary nor any of their respective directors, officers or employees is the subject of, or party to, any Adverse Proceeding relating to any Improper Payment or actual or alleged violation of Anti-Corruption Laws or Anti-Money Laundering Laws.

(t)Sanctions.

(i)Neither the Borrower nor any Subsidiary nor any of their respective directors, officers, employees, representatives, and agents:

(A)is a Restricted Party;

(B)has violated or is in violation of any Sanctions, or has engaged or is engaging in any conduct which could result in any Person violating Sanctions or which could reasonably be expected to result in any Person becoming designated as a Restricted Party;

(C)is the subject of, or party to, or received notice of or is otherwise aware of any Adverse Proceeding relating to any actual or alleged violations of Sanctions or conduct which could reasonably be expected to result in any Person becoming designated as a Restricted Party; or

(D)is engaged or has been engaged in any transactions, dealings, or other activities, directly or indirectly, with, for, or on behalf of any Restricted Party.

(ii)The Borrower and its Subsidiaries shall at all times institute, maintain and comply in all material respects with internal procedures and controls reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and shall rely on such internal procedures and controls to prevent the proceeds of the Loans from being used in any way that would cause Borrower or the Lender to violate Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

(u)Disclosure. No written factual information (other than any projections, other forward-looking or projected information, or pro forma information) in any documents, certificates or written statements furnished to any Agent or Lender by it for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to it, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by it to be reasonable at the time made.

(v)Financial Statements. Unless otherwise publicly available, the Financial Statements of the Borrower most recently delivered to the Lender (which, at the Effective Date, were the Original Financial Statements):

(i)have been prepared in accordance with the Applicable Accounting Rules, consistently applied; and

(ii)fairly present, its financial condition and results of operations as of the dates or for the periods or for the periods specified therein .

The representations in this Section 4.01(v) will be deemed to be repeated on the first day of each Interest Period.

(w)ERISA Matters. No ERISA Event has occurred on or prior to the date that this representation is made or deemed made that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

(x)BTC Financing.

(i)As of the date hereof, neither the Borrower nor any of its Affiliates has entered into and has outstanding any BTC Financing save for the transaction contemplated by this Agreement.

(ii)Neither the Borrower nor any of its Affiliates has entered into or has outstanding any BTC Financing which has not been disclosed to the Lender in accordance with Section 5.01(i).

The representations in this Section 4.01(x)(ii) will be deemed to be repeated on the first day of each Interest Period and on each Drawdown Date.

(y)Place of Business. The Borrower (i) maintains its respective books and records and its chief executive office and primary place of business in the State of Colorado, and (ii) its “place of business” (as defined in the UCC) is in the United States of America.

(z)Non-reliance.

(i)It is acting at arm’s length and for its own account (as principal and not as agent or in any other capacity) in entering into the Loan Documents and none of the Lender, Collateral Agent and Administrative Agent or their respective Affiliates are acting as adviser to or as an agent or fiduciary for the Borrower.

It has made its own independent decision (A) to enter into the Finance Documents; and (B) as to whether the terms of the Finance Documents are appropriate or proper for it, in each case based upon its own judgment and independent professional advice.

(ii)It is not relying on any communication (written or oral) of any other Party: (A) as investment or legal advice; (B) as a recommendation to enter into the Loan Documents; or (C) in respect of the accounting, regulatory or Tax treatment to be applied to the Loan Documents and the transactions contemplated by the Loan Documents.

(iii)It is capable of assessing the merits of and understanding (on its own behalf or as a result of having received independent professional advice), and understands and accepts, the terms, conditions and risks of the Loan Documents and the transactions contemplated by the Loan Documents.

Article V

COVENANTS OF THE BORROWER

Section 5.01.Affirmative Covenants. The Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all outstanding principal amounts of the Loan, the Borrower shall perform all covenants in this Article 5.

(a)Notices and Other Reports. The Borrower will deliver to the Administrative Agent and the Lender:

(i)Notice of Default. Promptly (and in any event within three (3) Business Days) upon any officer obtaining knowledge of any condition or event that constitutes a Default or an Event of Default or that notice has been given to it with respect thereto;

(ii)Notice of Litigation. Promptly upon any officer obtaining knowledge of (A) any Adverse Proceeding with respect to the Borrower or any of their Affiliates not previously disclosed in writing by it to the Lender and the Administrative Agent or (B) any development in any Adverse Proceeding with respect to the Borrower that, in the case of either paragraph (A) or (B), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof and, following the reasonable request therefor by the Administrative Agent with such other information as may be reasonably available to it to enable the Lender and their counsel to evaluate such matters;

(iii)Know Your Customer Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules, regulations and policies;

(iv)Judgments. Promptly (and in any event within three (3) Business Days) upon any officer obtaining knowledge thereof), the rendering of any judgments or orders for the payment of money in excess of U.S.$20,000,000 (or its equivalent in other currencies) in the aggregate against the Borrower if (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty (40) or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(v)Information Regarding Collateral. At least five (5) Business Days prior to the effective date thereof, written notice of any change in (A) its corporate name, (B) its identity or corporate structure, (C) its jurisdiction of organization, (D) its Federal Taxpayer Identification Number or state organizational identification number or (E) the location of its chief executive office or of the establishment of any place of business in the United States of America. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents; and

(vi)Additional Information. Promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Lender may from time to time reasonably request, so long as such information is within the possession of Borrower or may be obtained with neither undue burden nor expense.

(b)Existence. Except as otherwise permitted under Section 5.02(d), the Borrower will at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business, except, in the case of this clause (ii) where such failure would not reasonably be expected to result in a Material Adverse Effect.

(c)Payment of Taxes and Claims. The Borrower will pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (x) the failure to pay such Tax or claim would not reasonably be expected to have a Material Adverse Effect or (y) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with Applicable Accounting Rules, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

(d)[Reserved].

(e)Security Interest. It will maintain a First Priority Lien in the Collateral for the benefit of the Secured Parties, their successors, transferees and assigns.

(f)Books and Records; Inspections. The Borrower will keep proper books of record and accounts in conformity in all material respects with Applicable Accounting Rules shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of it at which the principal financial records regarding the Collateral of it are located, to inspect, copy and take extracts from its financial and accounting records of the Collateral, and to discuss its affairs, finances and accounts as it relates to the Collateral with its officers (provided that the Borrower may, if it so chooses, have one or more employees or representatives be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and not materially to interfere with the conduct of the Borrower’s business; provided that (x) only the Administrative Agent on behalf of the Lender may exercise the rights of the Administrative Agent and the Lender under this Section 5.01(f), (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such visit per calendar year shall be at the expense of the Borrower; provided, further that notwithstanding anything to the contrary herein, the Borrower shall not be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or the Lender (or any of their respective representatives or contractors) is prohibited by applicable law or fiduciary duty, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(f)).

(g)Compliance with Laws. The Borrower and its Subsidiaries will comply with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority, except where such failure would not reasonably be expected to result in a Material Adverse Effect.

(h)Further Assurances. At any time or from time to time upon the request of the Administrative Agent or the Collateral Agent, the Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to ensure the perfection and priority of the Liens created or intended to be created under the Loan Documents.

(i)BTC Financing. The Borrower shall give the Lender notice of any BTC Financing entered into by it or any of its Affiliates with any Person other than the Lender, giving reasonable details of the terms of such BTC Financing, promptly and in any event with (2) two Business Days after such BTC Financing has been entered into by the Borrower or any of its Affiliates.

(j)Financial Statements. Unless otherwise publicly available, the Borrower must supply to the Lender:

(i)the audited annual Financial Statements of the Borrower as soon as they are available, and in any event, within (i) 120 days of the end of each financial year of the Borrower or (ii) if the Borrower has been granted an extension by the SEC with respect to any fiscal year of the Borrower permitting the late filing by the Borrower of any annual report on Form 10-K (including pursuant to Rule 12b-25 under the Exchange Act), the later of (x) 120 days after the end of such financial year of the Borrower and (y) the last day of such extension period; and

(ii)the unaudited quarterly Financial Statements of the Borrower as soon as they are available, and in any event, within (i) 60 days of the end of each financial quarter or (ii) if the Borrower has been granted an extension by the SEC with respect to any fiscal quarter of the Borrower permitting the late filing by the Borrower of any annual report on Form 10-Q (including pursuant to Rule

12b-25 under the Exchange Act), the later of (x) sixty (60) days after the end of such fiscal quarter of the Borrower and (y) the last day of such extension period.

At such time as the Borrower is obliged to provide to the Lender quarterly Financial Statements, the Borrower shall provide the Lender with a Compliance Certificate in the form of Exhibit E in respect of the financial quarter to which such quarterly Financial Statements relate.

(k)Form of Financial Statements.

(i)Any unaudited Financial Statements supplied pursuant to Section 5.01(j) above must be accompanied by a certificate signed by the chief financial officer of the Borrower certifying that the relevant Financial Statements fairly present the financial condition of the Borrower as of the dates or for the periods specified therein

(ii)The Borrower must notify the Lender of any change to the manner in which the Financial Statements of the Borrower are prepared other than any change that results from changes in Applicable Accounting Rules.

(iii)If requested by the Lender, the Borrower must supply to the Lender:

(A)a full description of any change notified under paragraph (ii) above; and

(B)sufficient information to enable the Lender to make a proper comparison between the financial position shown by the set of Financial Statements prepared on the changed basis and the most recent Financial Statements delivered to the Lender under this Agreement prior to such change

Section 5.02.Negative Covenants.

(a)Liens. The Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Collateral, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to the Collateral under the UCC of any State or under any similar recording or notice statute, except:

(i)Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(ii)Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with Applicable Accounting Rules;

(iii)Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by Applicable Accounting Rules shall have been made for any such contested amounts; and

(iv)Liens (whether contractual or arising as a matter of Law, including rights of set-off or netting) in favor of the Custodian in connection with the Collateral Account.

(b)No Further Negative Pledges. The Borrower shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure all or any of the Obligations.

(c)Sale of Collateral. The Borrower shall not sell, assign, transfer, convey or otherwise dispose (including without limitation, any effective transfer or other disposition as a result of a division) of any Collateral.

(d)Mergers and Consolidations; Disposition of Assets. The Borrower shall not consolidate or amalgamate with, or merge with or into, or (whether individually or in a series of related transactions) transfer all or substantially all its assets to, or reorganize, reincorporate or reconstitute into or as, another entity unless:

(i)the resulting, surviving or transferee entity is the Borrower or another corporation organized and existing under the laws of a state of the United States;

(ii)if the Borrower is not the resulting, surviving or transferee entity, the resulting, surviving or transferee entity expressly assumes, in a written instrument delivered to the Administrative Agent for the benefit of the Secured Parties, all the duties and obligations of the Borrower as its predecessor under the Loan Documents;

(iii)immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iv)such transaction does not result in (x) any event described in Section 2.07 or (y) any current or future payment by or on account of any obligation of the Borrower under any Loan Document being subject deduction or withholding for any Taxes not in effect prior to such transaction, unless such Taxes are Indemnified Taxes;

(v)immediately after giving effect to such transaction, the Liens on the Collateral created under the Collateral Documents are enforceable first priority Liens in favor of the Collateral Agent;

(vi)such transaction is entered into and consummated on fair and reasonable terms and, if entered into with an Affiliate, on terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; and

(vii)the Borrower has caused to be delivered to the Administrative Agent documents and other evidence in form reasonably acceptable to the Administrative Agent demonstrating that the conditions to the occurrence of the Effective Date in Section 3.01, mutatis mutandis, are satisfied after giving effect to such transaction.

(e)Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. Neither the Borrower nor any of its Subsidiaries nor any of their respective directors, officers, employees, representatives, or agents shall:

(i)directly or indirectly, deal in, or otherwise engage in any activity, transaction, or conduct with, relating to, for, or on behalf of, any Restricted Party;

(ii)contribute or otherwise make available all or any part of the Loan to, or for the benefit of, any person, individual or entity, director, officer, employee, representative, or agent, or any Person acting on behalf of the foregoing, for the purpose of financing the activities or business of, other transactions with, or investments in, any Restricted Party;

(iii)otherwise engage, or conspire to engage in any transaction that violates, attempts to violate or evade, or would cause any party to this Agreement to be in violation of, any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions, or that could reasonably be expected to result in any party to this Agreement becoming a Restricted Party;

(iv)repay any portion of the Loan, or make any other payment to Lender or any other Person, using funds or property derived from any direct or indirect conduct, activity, or transactions with any Restricted Party or otherwise derived, directly or indirectly, from any violation of Sanctions, or permit any Restricted Party to have any direct or indirect interest in Borrower; or

(v)use any part of the proceeds of the Loan, directly or indirectly, in connection with any Improper Payment.

The Borrower and its Subsidiaries shall at all times institute, maintain and comply with internal procedures and controls reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

Article VI

EVENTS OF DEFAULT

Section 6.01.Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)The Borrower shall fail to pay any principal of the Loan on the Business Day when the same becomes due and payable;

(b)The Borrower shall fail to pay any interest on the Loan, or make any other payment of fees or other amounts under this Agreement (other than as provided in paragraph (a) above) or any other Loan Document within three (3) Business Days after such payment is due; provided that such failure may continue for up to five (5) consecutive Business Days after such payment is due if such failure results solely from an error or omission of an administrative or operational nature so long as sufficient funds were available to the Borrower on the date such payment was due;

(c)Any written representation or warranty made by the Borrower in any Loan Document or by the Borrower (or any of its officers) pursuant to or in connection with any Loan Document shall prove to have been incorrect in any material respect when made;

(d)

(i)The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.06, Section 5.01(b) (with respect to its legal existence of the Borrower), or Section 5.02, or in any Collateral Document; or

(ii)the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed (other than the failure to satisfy any covenant or agreement specified in clause (d)(i) above or a default specified in paragraph (a) or (b) above) if such failure shall remain unremedied for twenty-five (25) or more days after the earlier of the date on which (A) any officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Lender, provided that, notwithstanding anything to the contrary in this Agreement, a breach by the Borrower of Section 5.02(g) shall not constitute an Event of Default.

(e)The Borrower or any of the Borrower’s Subsidiaries shall fail to pay any principal of or premium or interest on any Debt owed to the Lender or to an Affiliate of the Lender, in each case, that is outstanding in a principal or notional amount of the lower of (x) U.S.$15,000,000 and (y) an amount equal to 3% of the value of shareholders’ equity, as determined by the Administrative Agent (or its equivalent in other currencies) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause such Debt to mature; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;

(f)An Insolvency Event occurs with respect to the Borrower;

(g)Any (i) monetary judgments or order for the payment of money in excess of U.S. U.S.$20,000,000 (or its equivalent in other currencies) in the aggregate shall be rendered against either of the Borrower or any of the Borrower’s Subsidiaries, other than any judgment for previously disclosed litigation, set forth under the Contingencies and Legacy Hosting Customer Disputes sections of the Borrower’s 2024 Form 10-K (which can be found at https://s3.amazonaws.com/sec.irpass.cc/2865/0001558370-25-001888.pdf), or (ii) non-monetary judgment or order shall be rendered against the Borrower or any of the Borrower’s Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and, in any case, either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of thirty (30) or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h)An event, circumstance or change occurs that the Lender reasonably believes has or evidences, or is reasonably likely to result in or evidence, either individually or in the aggregate, a Material Adverse Effect;

(i)A Material Adverse Change occurs;

(j)The obligations of the Borrower under this Agreement or any of the other Loan Documents to which it is a party shall fail to rank at least pari passu in priority of payment and in all other respects with all other unsecured and unsubordinated Debt of the Borrower, excluding liens permitted under the Loan Documents;

(k)Any provision of this Agreement or any of the other Loan Documents to which it is a party shall cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert or state in writing, or the obligations of the Borrower under this Agreement or any other Loan Document shall in any way become illegal;

(l)Any Collateral Document ceases for any reason (other than as a result of the failure to timely file a continuation statement with respect to any financing statement previously filed by the Lender or any Agent) to provide the Liens, rights, titles, interests, remedies, powers or privileges created thereby or any Lien once created in any portion of the Collateral shall cease to be effective or fail to have the first priority originally created under the Collateral Documents (except to the extent expressly permitted thereunder); or there occurs, in the judgment of the Lender, any adverse change in the Laws of the Relevant Jurisdiction relating to respecting security arrangements governed by foreign Laws with respect to the Collateral; or

(m)Subject to the Loan Documents and any disposal permitted by the terms of this Agreement, the Borrower ceases to be the sole and absolute legal and beneficial owner of the Collateral Account or the Borrower ceases to have good and marketable title (as sole and absolute beneficial owner) to any of the Collateral, then, and in any such event, the Administrative Agent (i) may declare the obligation of each Lender to make the Loan to be terminated, whereupon the same shall forthwith terminate, (ii) may, by notice to the Borrower (a “Default Notice”), declare the Promissory Note, the outstanding principal amount of the Loan, all accrued and unpaid interest thereon and all other amounts payable under this Agreement (including any applicable Hedging Costs) to be forthwith due and payable, whereupon the Promissory Note, the outstanding principal amount of the Loan, all such accrued and unpaid interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) may foreclose upon the Collateral or exercise remedies in respect of the Collateral, and may, or may direct the Custodian to, take such actions as provided for under the Collateral Documents; provided, however, that in the case of an event described under paragraph (ii) of Section 6.01(f) above, (A) the obligation of the Lender to make the Loan shall automatically be terminated and (B) the Promissory Note, the outstanding principal amount of the

Loan, all such accrued and unpaid interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind (including, without limitation, a Default Notice), all of which are hereby expressly waived by the Borrower.

Article VII

MISCELLANEOUS

Section 7.01.Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02.Notices, Etc.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for hereunder shall be delivered by hand or overnight courier service (including international courier), mailed by certified or registered mail or sent by facsimile or electronic communications (such as e-mail):

(i)if to the Borrower, at its address: [***], attention: [***] or to email address: [***] or any of the other contacts listed in Schedule 1 hereto (which Schedule 1 may be amended from time to time by the Borrower and the Lender); or

(ii)if to the Lender, the Collateral Agent or the Administrative Agent, at its Lending Office specified opposite its name on the signature pages below; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender.

(b)Delivery by facsimile or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Promissory Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or other electronic communication shall be deemed to have been given when sent (provided that, except as provided in Sections 2.03(f) and 2.03(g), any notice not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(c)Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II if the Lender has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 7.03.No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Promissory Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.04.Costs and Expenses.

(a)The Borrower agrees to pay on demand all documented and reasonable costs and expenses of the Lender and the Custodian in connection with the preparation, execution, delivery, administration, modification, waiver or amendment of any Loan Documents or any other documents to be delivered hereunder or thereunder after the Effective Date (whether or not the transactions contemplated hereby or thereby shall be consummated) provided that, in the case of the preparation and execution of the Loan Documents only, the Borrower shall not be required to pay an amount in aggregate in excess of U.S.$50,000 in respect of such costs and expenses. The Borrower further agrees to pay on demand all documented and reasonable costs and expenses of the Lender and the Custodian, if any (including, without limitation, counsel fees and expenses and, following an Event of Default, Hedging Costs), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, documented and reasonable fees and expenses of counsel for the Lender and the Custodian in connection with the enforcement of rights under this Section 7.04(a).

(b)The Borrower agrees to indemnify and hold harmless the Lender, the Custodian and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (including attorneys who may be employees of an Indemnified Party) and settlement costs incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Promissory Note, this Agreement, any of the other Loan Documents or any of the transactions contemplated herein or therein, the actual or proposed use of the proceeds of the Loan, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, fraud or willful misconduct, (ii) results from a claim brought by the Borrower against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party has breached in bad faith such obligations, (iii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnified Party against another Indemnified Party that does not involve any act or omission of the Borrower or (iv) results from an Adverse Proceeding against the Lender brought by any Governmental Authority successfully asserting that any condition or effect set forth in Section 2.07 is the consequence of a violation by the Lender of Applicable Law as in effect on the date of this Agreement (other than Regulation T, Regulation U or Regulation X of the Board of Governors); provided, that the Borrower shall only be responsible for the fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders (taken as a whole), one local counsel (in each reasonably necessary jurisdiction) and one special counsel (for each reasonably necessary specialty) and, in the case of a conflict of interest of any of the foregoing counsel, one additional local and/or special counsel, as applicable. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Promissory Note, this Agreement, any other Loan Document or any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loan. This Section 7.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 2.09, Section 2.12, Section 7.04, Section 7.07 and Section 7.09 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Promissory Note.

Section 7.05.Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

Section 7.06.Assignments and Participations.

(a)The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loan owing to it and the Promissory Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all rights and obligations under this Agreement (ii) the parties to each such assignment shall execute and deliver an Assignment and Acceptance, together with the Promissory Note subject to such assignment, (iii) unless the assignment (x) is made while an Event of Default has occurred and is continuing or (y) is to an Affiliate or successor of the Lender, including without limitation Coinbase Asset Management, the prior written consent of the Borrower to such assignment is required (such consent not to be unreasonably withheld or delayed) and (iv) the Collateral shall not be transferred from the Custodian to another custodian without the prior written consent of the Borrower. Upon such execution and delivery, from and after the Effective Date of Assignment and Acceptance specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have such rights and obligations of the Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights (other than its rights under Section 2.09, Section 2.12 and Section 7.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto). If the Lender transfers or assigns any portion or all of its rights under the Loan Documents to any other Person, any reference to the Lender in each Loan Document shall thereafter refer to the Lender and to such other Person to the extent of their respective interests, as if such other Person had been a party to this Agreement as of the date hereof up to and including the date of such transfer or assignment. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(b)By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01(j) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Lender.

(c)Within five (5) Business Days after its receipt of notice of an assignment hereunder and the Promissory Note(s) subject to such assignment, the Borrower at its own expense shall execute and deliver to the Lender assignee, in exchange for each surrendered Promissory Note, a new Promissory Note to such assignee in an amount equal to the outstanding amount of the Promissory Note assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a portion of the Loan, a new Promissory Note to the assigning Lender in an amount equal to its portion of the Loan. Such new Promissory Note or Promissory Notes shall be in a principal amount equal to the principal amount of the surrendered Promissory Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(d)The Lender may sell participations at any time, without the consent of, or notice, to the Borrower, to one or more entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loan owing to it and the Promissory Note or Promissory Notes held by it); provided, however, that (i) the Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Promissory Note for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, the Collateral Documents or any Promissory Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, such Promissory Note or any other amounts payable hereunder, in each case to the extent subject to such participation, or release a material portion of the Collateral, or postpone any date fixed for any payment of principal of, or interest on, such Promissory Note or any other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each participant shall be entitled to the benefits of Section 2.09, Section 2.12 and Section 7.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.09(f) (it being understood that the documentation required under Section 2.09(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant shall not be entitled to receive any greater payment under Section 2.09 and Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent or such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1 of the U.S. Department of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This Section 7.06 shall be construed so that the Loan or any other interests under this Agreement are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(e)The Lender may, in connection with any assignment or participation or Risk Transfer or proposed assignment or participation or Risk Transfer pursuant to this Section 7.06, disclose to the assignee or participant or party to a Risk Transfer or proposed assignee or participant or party to a Risk Transfer, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower.

(f)Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loan owing to it and any Promissory Note held by it) including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority.

Section 7.07.Governing Law. This Agreement and the Promissory Note and other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York, USA.

Section 7.08.Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic communication (i.e., “.pdf” or “.tif” formats) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.09.Jurisdiction; Waiver of Immunities; Service of Process.

(a)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 7.02. Nothing in this Section 7.09 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions, including, without limitation, the courts sitting in the Relevant Jurisdiction.

Section 7.10.Confidentiality.

The terms and conditions of the Mutual Nondisclosure Agreement shall be incorporated herein by reference thereto, provided that:

(a)references in the Mutual Nondisclosure Agreement to “this Agreement” and to “the Opportunity” shall be deemed to be references to this Agreement and references in the Mutual Nondisclosure Agreement to a “Recipient” shall be deemed to refer to an Information Recipient; and

(b)section 1 (Purpose), section 2(a) (Definition), section 5 (No Obligation), section 6 (No Warranty), section 7 (Return of materials), section 9 (Term), section 11 (Non-solicitation) and section 12 (Miscellaneous) of the Mutual Nondisclosure Agreement shall not be incorporated herein.

Section 7.11.Regulatory Notice.

The Borrower hereby acknowledges that pursuant to applicable regulatory requirements, the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower. The Borrower shall, and shall cause each of its Affiliates to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with such applicable requirements.

Section 7.12.Waiver of Jury Trial.

EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR THE ACTIONS OF THE LENDER IN THE

NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH OF THE BORROWER, ADMINISTRATIVE AGENT AND LENDERS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.13.Severability.

If any provision of this Agreement is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law, each of the parties hereto agrees that such invalidity or unenforceability will not impair the validity or enforceability of any other provision hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RIOT PLATFORMS, INC.

By	/s/ Colin Yee
	Name:	Colin Yee
	Title:	Chief Financial Officer and Executive Vice President

[Signature page to Credit Agreement]

Lending Office	COINBASE CREDIT, INC., as Lender, Collateral Agent and as Administrative Agent
	By	/s/ Matt Boyd
	Title:	Head of Industrial Financing
Coinbase Credit, Inc. [***] attn.: [***],[***] e-mail: [***];[***]; l[***];[***]

[Signature page to Credit Agreement]

EXHIBIT A - FORM OF
PROMISSORY NOTE

Up to U.S.$100,000,000

Dated: April 22, 2025

FOR VALUE RECEIVED, the undersigned, Riot Platforms, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Borrower”), HEREBY PROMISES TO PAY to Coinbase Credit, Inc. (the “Lender”) for the account of its Lending Office (as defined in the Credit Agreement referred to below) the principal amount of U.S.$100,000,000 (the “Loan”, as defined in the Credit Agreement referred to below), or such lesser principal amount of the Loan as may be outstanding, owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April 22, 2025 between the Borrower, the Lender, the Collateral Agent and the Administrative Agent (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the outstanding principal amount of the Loan from the date of the Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States to the Lender, at [●], United States of America, in same day funds. All payments made on account of principal thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

This Promissory Note is the Promissory Note referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the U.S. Dollar amount first above mentioned, the indebtedness of the Borrower resulting from the Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note are secured as provided in the Collateral Documents.

This Promissory Note is governed by, and construed in accordance with, the laws of the State of New York, United States of America.

RIOT PLATFORMS, INC.

By
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount Advanced	Amount of Principal Paid or Prepaid	Outstanding Principal Balance	Notation Made By

EXHIBIT B - FORM OF
NOTICE OF BORROWING

Coinbase Credit, Inc.
as Lender under
the Credit Agreement
referred to below
[***]

[●], 2025

Attention: [●]

Ladies and Gentlemen:

The undersigned, Riot Platforms, Inc., refers to the Credit Agreement, dated as of April 22, 2025 between the undersigned and Coinbase Credit, Inc., as Lender, Collateral Agent and Administrative Agent (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to the Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(A)The Business Day of the Proposed Borrowing is [●].

(B)The principal amount of the Proposed Borrowing is U.S.$[ ●].

(C)Wiring instructions: (to include Bank Name, ABA [●], Acct # [***], Swift: [***]).

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)the representations and warranties of the Borrower contained in Section 4.01 of the Credit Agreement and in each other Loan Document are true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on each earlier date);

(B)no Adverse Proceeding exists that could be reasonably likely to have a Material Adverse Effect;

(C)no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(D)on the date hereof (and also on the date of the Proposed Borrowing), there shall be credited to the Collateral Account Collateral with a sufficient aggregate Prevailing Market Value to cause the Actual LTV Ratio (computed after giving effect to the Proposed Borrowing) to be less than or equal to the Initial LTV; and

(E)no Blocking Event shall be continuing or would result from the Proposed Borrowing.

Very truly yours,
RIOT PLATFORMS, INC.

By
Name:
Title:

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as April 22, 2025 between Riot Platforms, Inc., a Nevada corporation, the Lender named therein, the Collateral Agent named therein and the Administrative Agent named therein (as amended or modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1.The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, [all of] the Assignor’s rights and obligations under the Credit Agreement as of the date hereof. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loan owing to the Assignee will be as set forth on Schedule 1 hereto.

2.The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the Collateral or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches each Promissory Note held by the Assignor and requests that the Borrower exchange such Promissory Note for a new Promissory Note payable to the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto.

3.The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.01(j) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a sophisticated investor which has the ability to evaluate the merits and risks of an investment in the Credit Agreement, including, without limitation, the financial and political conditions in the Relevant Jurisdiction as of the date hereof, and the ability to assume the economic risks involved in such an investment; and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as the Lender.

4.Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower. The effective date for this Assignment and Acceptance (the “Effective Date of

Assignment and Acceptance”) shall be the date of delivery hereof to the Borrower, unless otherwise specified on Schedule 1 hereto.

5.Upon such delivery to the Borrower, as of the Effective Date of Assignment and Acceptance, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of the Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.Upon such delivery to the Borrower, from and after the Effective Date of Assignment and Acceptance, the Borrower shall make all payments under the Credit Agreement and the Promissory Note in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Promissory Note for periods prior to the Effective Date of Assignment and Acceptance directly between themselves.

7.This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

8.This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by facsimile or other electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:	100%

• Assignee’s Commitment:	•U.S.$_______________
• Aggregate outstanding principal amount of Loan assigned:	•U.S.$_______________
• Principal amount of Promissory Note payable to Assignee:	•U.S.$_______________
• Effective Date of Assignment and Acceptance: _______________, 20__

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 20

[NAME OF ASSIGNEE], as Assignee

By
Title:

Lending Office:
[Address]

Acknowledged this

day of , 20

[RIOT PLATFORMS, INC.]

By
Title:

EXHIBIT D - FORM OF
PLEDGE AND COLLATERAL ACCOUNT CONTROL AGREEMENT

EXHIBIT E -
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                      ,

To:                            , as Lender

Ladies and Gentlemen:

Reference is made to the credit agreement dated as of April 22, 2025 (as amended or modified from time to time, the “Credit Agreement”) between Riot Platforms, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Borrower”), between the undersigned, the Lender, Collateral Agent and the Administrative Agent (as amended or modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.

The undersigned officer hereby certifies as of the date hereof that he/she is the                                                       of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:

1.The Borrower has delivered the unaudited financial statements required by Section 5.01(j)(ii) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower in accordance with United States Generally Accepted Accounting Principles as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                           ,                         .

[BORROWER]

By:
	Name:	[Type Signatory Name]
	Title:	[Type Signatory Title]

SCHEDULE 1

AUTHORIZED BORROWER CONTACTS FOR NOTICES

For all notices:

Riot Platforms, Inc.
[***]
Attn: [***]
Email: [***]

For margin call notices:

Riot Platforms, Inc.
[***]
Attn: [***]

Email: [***]

EXHIBIT F –
FORM OF LTV BREACH NOTICE

Ladies and Gentlemen:

We hereby refer to the credit agreement dated as of April 22, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; all terms defined therein shall have the same meaning in this notice unless otherwise defined herein), by and among Riot Platforms, Inc., a corporation amalgamated and existing under the laws of the State of Nevada (the “Borrower”) and Coinbase Credit Inc. as lender (“Lender”), as Administrative Agent (“Administrative Agent”) and as Collateral Agent (“Collateral Agent”).

We hereby inform you that the Actual LTV Ratio (as defined in the Credit Agreement) is equal to or in excess of the Liquidation LTV (as defined in the Credit Agreement) as of the date indicated on Schedule 1 hereto. We hereby further inform you that pursuant to Section 2.03(f) of the Credit Agreement, the Borrower is required to prepay the Loans in accordance with the terms set forth therein.

This LTV Breach Notice and any non-contractual obligations arising out of or in connection with it are governed by New York law.

Very truly yours,

COINBASE CREDIT INC.
as Collateral Agent and Administrative Agent

By:
Name:
Title:

Schedule 1 to LTV Breach Notice

LTV Breach Notice Time: [date][time]

Loan Amount (U.S.$): [●]

Current Collateral (BTC): [●]

BTC Price: [●]

Amount of U.S.$ required to pay all outstanding principal amount of the Loan: [●]

Amount of U.S.$ required to pay all accrued and unpaid interest on the Loan: [●]

Actual LTV Ratio: [●]

Please reach out to your client service representative for further information.

EXHIBIT G – FORM OF MARGIN
FUNDING NOTICE

Ladies & Gentlemen:

We hereby refer to the credit agreement dated as of April 22, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; all terms defined therein shall have the same meaning in this notice unless otherwise defined herein), by and among Riot Platforms, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Borrower”) and Coinbase Credit Inc. as lender (“Lender”), as Administrative Agent (“Administrative Agent”) and as Collateral Agent (“Collateral Agent”).

We hereby inform you that a Margin Call Event (as defined in the Credit Agreement) has occurred as of the date indicated on Schedule 1 hereto and set forth on Schedule 1 hereto are the Actual LTV Ratio calculations referring to such Margin Call Event. We hereby further inform you that pursuant to Section 2.06(a)(i)of the Credit Agreement, the Borrower is required to deposit Additional Collateral to the Collateral Account in the amount and within the Margin Funding Deadline set forth on Schedule 1 hereto.

This Margin Funding Notice and any non-contractual obligations arising out of or in connection with it are governed by New York law.

Very truly yours,

COINBASE CREDIT INC.
as Collateral Agent and Administrative Agent

By:
Name:
Title:

Schedule 1 to Margin Funding Notice

Margin Call Issue Time: [date][time]

Loan Amount (U.S.$): [●]

Current Collateral (BTC): [●]

BTC Price: [●]

[Actual LTV Ratio]: [●]

Cure Amount (BTC): [●]

Margin Funding Deadline: [●]

Margin Call Reference: [●]

Please reach out to your client service representative for further information.